UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

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FRIENDLY ICE CREAM CORPORATION

(Name of Registrant as Specified in Its Charter)

THE COMMITTEE TO ENHANCE FRIENDLY'S THE LION FUND L.P. BIGLARI CAPITAL CORP. WESTERN SIZZLIN CORP. SARDAR BIGLARI PHILIP L. COOLEY

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The Committee to Enhance Friendly's (the "Committee") is filing materials contained in this Schedule 14A with the Securities and Exchange Commission ("SEC") in connection with the anticipated solicitation of proxies for the election of two nominees as directors at the 2007 annual meeting of stockholders (the "Annual Meeting") of Friendly Ice Cream Corporation ("Friendly"). The Committee has not yet filed a proxy statement with the SEC with regard to the Annual Meeting.

Item 1: On March 6, 2007, Sardar Biglari, Chairman of the Board of Directors of Western Sizzlin Corp. and The Lion Fund, LP, issued the following press release announcing that it has issued a letter to the shareholders of Friendly (the "Shareholder Letter"). A copy of the Shareholder Letter is attached to the press release and will be mailed to the shareholders of Friendly and posted to http://enhancefriendlys.com.

FOR IMMEDIATE RELEASE

SARDAR BIGLARI ISSUES LETTER TO SHAREHOLDERS OF

FRIENDLY ICE CREAM CORP.

SAN ANTONIO, TX – March 6, 2007 – Sardar Biglari, Chairman of the Board of Western Sizzlin Corporation (OTC Bulletin Board: WSZL) and The Lion Fund, LP, issued a letter today to the shareholders of Friendly Ice Cream Corporation (Amex: FRN):

Dear Fellow Shareholder:

I want to share with you our deep concerns about Friendly Ice Cream Corp. as misgoverned by its Chairman Donald Smith and its board of directors. My fellow nominee Philip L. Cooley and I are seeking two seats out of six on the company’s board of directors. Now will be your first opportunity as shareholders to vote for candidates not allied with a board that has failed to create value since going public in 1997. After you read this entire letter outlining our philosophy, we urge you to support us. Every vote matters.

Despite Mr. Smith’s false allegation that we intend to control the board, we cannot do so because we are seeking only two board seats out of the entire six. Of course, we will reserve the ability to hold the board accountable in the future, and we will not forgo the right to seek further board changes if they are warranted and supported by shareholders. Mr. Smith also disseminates the faulty assumption that the company possesses cash flows to divert. The reality is that since the company’s initial public offering in 1997, it, in aggregate, has generated negative cash flows. Naturally, I wish the company were generating positive cash flows. The value of an asset, including Friendly’s common stock, is derived from its future cash flows and is referred to as its intrinsic value. This intrinsic value is computed by taking all future cash flows into and out of a business and then discounting the resultant number at an appropriate interest rate. Mr. Smith must cope with our guarantee: Phil and I will strenuously lobby the board to focus on cash flows to increase the intrinsic value of the company. If we can increase intrinsic value per share, the stock price will eventually follow suit.

Capital Structure. Part of the reason Friendly’s cash flows have been negative is that the corporation must service an enormous debt, which is akin to a dagger pointed at the heart of the business. With one small bump, we could return to the grim scenario of a few years ago when the company was near insolvency and its stock below $2 per share. I believe the company will become bankrupt if it does not attempt to delever the balance sheet. Friendly's has paid more than $230 million in interest over the past decade and $620 million since 1988, when Mr. Smith took over the company. The debt constrains possibilities for growth and the ability to execute a viable business strategy. In direct contrast, we will champion a disciplined financial structure to increase shareholder wealth.

Currently the enterprise value (total market value of stock plus total debt less cash) of Friendly’s is about $300 million. The channeling of free cash flow to reduce debt will result either in stock appreciation (if enterprise value remains constant) or improvement of the value of the stock relative to its price. Historically, capital investments have yielded the company sub-par returns whereas debt reduction locks in a positive return. I would prefer a certain good return over a possibly forlorn anticipation of a great but unknown one.

Strategy. We believe the future of Friendly’s lies in its franchisees. The initiative to accelerate refranchising would yield several long-term strategic advantages. By lowering the number of company-owned and operated units, Friendly’s could distribute more of its resources to the creation of better products, better quality control, shrewder, more effective marketing practices, more effective franchisee training — all with the objective of becoming a forceful franchisor capable of efficiently enhancing the brand.  A franchisee with experience in operating multiple units can more efficaciously manage a profit-producing restaurant than the company can. Presently, Friendly’s resources are overburdened and misdirected by the chore of overseeing and managing an excessive number of company-run outlets. Because returns on invested capital are higher from franchising than from ownership, the brand would be better supported by a focused strategy. Simply stated, the company should be in the real estate, franchise, and foodservice business for the very good reason that it would achieve high profit margins, take less risk, and require very little in capital expenditures — all strategic moves leading to healthy cash flows and high returns on capital. We are persuaded, therefore, that company-operated restaurants would be best run by franchisees. Manifestly, the company not only wastes scarce resources — namely, time, energy, and money — on the demands of proprietorship but also winds up less successful than its franchisees. Operating restaurants, as a result, leads to substantially lower profit margins, higher risks (e.g., sensitivity to food costs), a high degree of operating leverage, higher cost of capital, and significant capital expenditures to maintain the business — all culminating in the generation of poor free cash flow.

Historically, the company has taken a haphazard approach to refranchising without a compensating reduction in debt. Unfortunately, Friendly’s has taken a good idea and executed it shoddily because cash generated from refranchising should have been used exclusively to lower debt and improve the capital structure.

Discipline in Capital Allocation and Expenses. That the company has spent over $230 million in capital expenditures since 1997 with a loss to show for its outlay is a demonstrable illustration of poor operational and financial management. The unfit leadership of Chairman Smith has been the prime cause of the corporation’s poor performance. A few years ago when the company’s performance was deteriorating, Mr. Smith inappropriately and irresponsibly paid for a Learjet instead of following the alternative we would have recommended: reduce debt. Nero may have fiddled while Rome was burning, but at least he did not throw fuel on the fire. If Mr. Smith is obviously behaving so extravagantly, we wonder what other wasteful, self-serving decisions he has made behind the scenes. According to the cockroach theory, there is seldom only one in the kitchen. The private jet symbolizes an ongoing culture, one that doesn’t care about its shareholders. An absolute business essential is an ethos with firm self-control involving capital allocation and company expenses. Furthermore, the company must allocate capital only when returns compensate for relevant risks.

Compensation. Friendly’s Compensation Committee is composed of Chairman Michael J. Daly, Burton J. Manning, and Perry D. Odak. As stated in the company’s proxy statement, “The Compensation Committee annually recommends to the Board of Directors the base salary, incentive compensation and other compensation of the Chairman of the Board, Chief Executive Officer and elected officers of Friendly’s.” We are disappointed by the Committee’s unwise recommendations. To begin with, we find it reprehensible that Mr. Smith, who is Chairman of the Board, receives an additional compensation of $100,000 over and above his director fees. Up to a few years ago, Mr. Smith was rewarded with a salary and bonus of $493,000 during a period in which as he put during a taped meeting: “I don’t spend hardly any time at Friendly’s anymore. I go in two days a month, I go in to board meetings, I’m available and we talk once or twice a week on the phone, but make no doubt about it — I really do not run Friendly’s anymore” (Wall Street Journal, 6/9/06). We don’t understand the rationale behind Mr. Smith’s compensation, especially since he admits that he hardly spends any time at the company. His is not only an inappropriate policy but just another marker of a self-interested culture, which sets the wrong tone at the top.

Moreover, the Committee has designed a faulty compensation structure. According to the company’s Annual Incentive Plan, “Each year, the Compensation Committee establishes company financial objectives. The financial objectives are based on Friendly’s achievement of specified levels of earnings as measured by

EBITDA (i.e., earnings before interest, taxes, depreciation and amortization).” There are many unintended consequences to linking bonus to EBITDA. For instance, doing so can encourage the use of leverage (an encouragement the company clearly does not need) to increase EBITDA at any cost without regard to attaining an appropriate return on invested capital. Setting the incentive around EBITDA can lead to poor capital allocation decisions, as evidenced by the company’s troubling capital allocation record. Thus, free cash flow generation would be more apropos for bonus eligibility than relying on EBITDA. Furthermore, capital does not come free. Thus, the bonus calculation must be symmetrical. Management must be assessed for incremental capital employed. If incremental investment produces a below-minimum rate, the pain suffered by shareholders must be shared by management. The implication is that no addition to shareholder value results in no bonus. An absolute essential in sensible compensation structure is to align management performance with shareholders’ interests.

Two of the directors, Messrs. Daly and Manning, will be up for election at the next annual stockholder meeting. In addition to their inability to create shareholder value since they became directors in 1997, they have failed as Compensation Committee members. As two-thirds of the Compensation Committee, they had the opportunity to think and act rationally. It is imperative to be as sensible about compensation as about capital allocation. It is time to replace Messrs. Daly and Manning.

Corporate Governance. Representation by very significant shareholders is the best way to fill a board, to think about improving the governance of the company, and to produce shareholder wealth. We believe a board of directors should participate in the future of a company by making a substantial financial commitment on the same basis as other shareholders do. Presently, five of the six board members have virtually no stake in the company, while our stock ownership exceeds the aggregate of all six directors. As consequential shareholders on the board, we would be in the preeminent position to think about value creation over the long term.

We would espouse superior corporate governance by promoting ideas that would benefit the true owners of the company, the shareholders, and hold board members responsible for their actions. To start, we believe the company’s board election should be held annually. The staggered board entrenches incumbent board members and insulates them from accountability.

We believe that the poison pill, courtesy of the board, is holding back the stock. There is no reason for Mr. Smith to be exempt from swallowing the poison pill, which effectively limits other shareholders from purchasing over 15% of the company. The company also has other anti-takeover prohibitions, such us the caveat against the shareholders calling a special meeting. The current entrenchment scheme must end because it provides board members immunity, not accountability, and in doing so disenfranchises shareholders.

Friendly’s Stock Price. Since disclosing our initial position in Friendly’s on August 7, 2006, the day our group filed its first 13D, the stock has appreciated by more than 50%. This increment has been achieved during a period in which the company’s operating performance has been dismal. We believe the reason for Friendly’s strong absolute and relative stock performance is that, despite the lackluster operational performance of the company, the market expects that positive changes are in the offing. Notwithstanding the recent run-up in stock price, we believe the current market value does not reflect the full potential of the company, a potential that can be reached only with changes at the board level.

You might think Mr. Smith, who owns 12.8% of the company, would have his interests aligned with yours. History has proven otherwise. Mr. Smith has used his board control to extract handsome profits for himself. We believe he has viewed Friendly’s as his company. Friendly’s is not a private firm; therefore, public shareholders’ interests should come first. We, as the largest stockholders of the company, promise to protect your interests, and, unlike the incumbents, we will not rubber-stamp Mr. Smith’s wishes.

Many of the issues raised in this letter — from badly designed compensation systems to the costly, unneeded use of a private jet — are symptoms of a broader set of problems. Unaddressed problems will continue to wash away shareholder value. Mr. Smith has been sending the wrong messages to Friendly’s employees: that incurring expenses for luxuries like his purchasing a corporate jet is acceptable behavior and a worthwhile expenditure. In contrast, the company would send a positive message if it announced that Mr. Smith’s $100,000 remuneration would be terminated. It would strongly signify to all employees that everyone associated with the company must begin scrutinizing company expenses to cut unnecessary overhead, a move which would help rehabilitate the firm’s potential for aggrandized profitability.

We encourage you to visit our website, www.enhancefriendlys.com, to access articles and court filings that shed light on Mr. Smith’s and the board’s inappropriate and, in the final analysis, inexcusable behavior. The board has been careless with the company’s cash flows and balance sheet as well as insensitive to shareholder value and proper treatment of shareholders. Shareholders have given Mr. Smith and the board plenty of time, that is, a decade, to create shareholder value and to substantiate the merits of any of their so-called canny strategies. Clearly, they have failed. It is time that we join the board and begin creating value for you — and with a sense of urgency.

We appreciate your support, and we will value your confidence and trust in us as we attempt to rectify the company’s problems.

Sincerely,

/s/ Sardar Biglari

Sardar Biglari

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

The Lion Fund L.P. (the "Lion Fund") and Western Sizzlin Corp. ("Western Sizzlin"), together with the other participants named herein, intend to make a preliminary filing with the Securities and Exchange Commission ("SEC") of a proxy statement and an accompanying proxy card to be used to solicit votes for the election of its director nominees at the 2007 annual meeting of stockholders of Friendly Ice Cream Corporation, a Massachusetts corporation (the "Company").

THE LION FUND AND WESTERN SIZZLIN ADVISE ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR, MORROW & CO., AT ITS TOLL-FREE NUMBER: (800) 607-0088.

The participants in the proxy solicitation are anticipated to be The Lion Fund L.P., a Delaware limited partnership, Biglari Capital Corp., a Texas corporation, Western Sizzlin Corp., a Delaware corporation, Sardar Biglari and Philip L. Cooley (the "Participants").

Each of the Participants may be deemed to be the beneficial owner of 1,182,488 shares of Common Stock of the Company. The Participants specifically disclaim beneficial ownership of such shares of Common Stock except to the extent of their pecuniary interest therein.